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                                                                       EXHIBIT 1




                                  AGREEMENT




        Riverside Partners, SZRL Investments, Equity Holdings and Itel Corporation hereby agree as follows:

        Itel Corporation ("Company") will purchase from Riverside Partners, SZRL Investments and Equity Holdings (together "Sellers") and Sellers will sell to the Company sufficient shares of the Company's common stock ("Shares") to reduce the percentage of outstanding Shares held or deemed held by Sellers and their affiliates from in excess of 26% to 21% as of December 31, 1996 in the following manner:

                a) 1,250,000 Shares will be purchased at $36 a Share upon the delivery of certificates for these Shares.

                b) 650,000 Shares will be purchased at $36 a Share plus 6.5% per annum from date of this Agreement to date of purchase at such time in 1996 as shall be mutually agreed, but in no event later than December 31, 1996. Payment will be made upon delivery of certificates for the Shares. It is understood however that the Company may elect not to make this purchase by notice to Sellers in which event Sellers will have the option of putting these Shares to the Company at the price and time specified in this paragraph (b), and that Sellers may elect not to make this sale by notice to the Company in which event the Company shall have the option of calling these Shares from Sellers at the price and time specified in this paragraph (b). If the Company shall elect not to purchase these Shares and Sellers do not put these Shares to the Company or if Sellers shall elect not to sell these Shares and the Company does not call these Shares from Sellers, the Company and Sellers will nevertheless be treated as having complied with the requirements of this Agreement as to the Shares which would have otherwise been purchased from Sellers.

                c) Such additional Shares, if any, as shall be necessary to reach the agreed percentage of 21% (assuming for this purpose that the purchase of the 650,000 Shares described in (b) has already occurred) due to purchases of Shares by the Company from time to time from other shareholders will be purchased on the same day and at the average price of purchases of Shares from other shareholders on that day. Payment will be made upon delivery of the certificates for the Shares. It is understood however that Sellers upon notice to the Company may elect not to participate in any or all of such purchases provided by this paragraph (c), and upon such election, the Company and Sellers






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        will be treated as having complied with the requirements of this
        Agreement as to the Shares which would have been purchased from Sellers but for their notice of non-participation.

        Dated this 27th day of June, 1995.

ITEL CORPORATION                                RIVERSIDE PARTNERS
                                                by Samuel Zell Revocable Trust,
By: Rod Dammeyer                                a general partner
    -----------------------
    Rod Dammeyer, President

                                                By: Samuel Zell
                                                    ---------------
                                                    Samuel Zell, Trustee

                                                SZRL INVESTMENTS
                                                by Samuel Zell Revocable Trust,
                                                 a general partner


                                                By: Samuel Zell
                                                    --------------
                                                    Samuel Zell, Trustee


                                                EQUITY HOLDINGS
                                                by Samuel Zell Revocable Trust,
                                                 a general partner


                                                By: Samuel Zell
                                                    ---------------
                                                    Samuel Zell, Trustee















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